Exhibit 10.15
AMERISTAR CASINOS, INC.
CHANGE IN CONTROL SEVERANCE PLAN
Amended and Restated Effective October 28, 2011

ARTICLE 1
NAME, PURPOSE AND EFFECTIVE DATE
Section 1.1    Name and Purpose of Plan. The name of this plan is the Ameristar Casinos, Inc. Change in Control Severance Plan (the “Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior-level employees of Ameristar Casinos, Inc. (the “Company”) and its subsidiaries upon certain Change in Control events.
Section 1.2    Effective Date. The effective date of the Plan is October 26, 2007 (the “Effective Date”). The compensation and benefits payable under this Plan are payable upon Change in Control events that occur after the Effective Date. The effective date of this amendment and restatement of the Plan is October 28, 2011.
Section 1.3    ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

ARTICLE 2
DEFINITIONS
For purposes of this Plan, in addition to the terms defined elsewhere in this Plan, the following words and phrases shall have the following meanings:
Section 2.1    “Base Salary” shall mean the annual base salary payable to an Eligible Executive (as defined in Section 3.1) at the time of a Change in Control or a Termination Date, whichever is greater.
Section 2.2    “Board” shall mean the Board of Directors of the Company.
Section 2.3    “Cause,” in the case of any Eligible Executive, shall have the meaning ascribed to such term in or for purposes of a written employment agreement in effect as of the Termination Date between the Company or one of its subsidiaries and the Eligible Executive, or if “cause” is not defined in or for purposes of any such employment agreement or no such employment agreement is in effect as of the Termination Date, shall mean that the Eligible Executive:
(a)has been formally charged with or convicted of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;
(b)has participated in fraud, embezzlement, or other act of dishonesty involving the Company or one of its subsidiaries;
(c)has been found unsuitable to hold a gaming license or has failed in a timely manner to seek or obtain any finding of suitability or other approval by any gaming regulatory authority whose license, finding of suitability or other approval is legally required as a condition of the Eligible Executive's performance of his or her duties and responsibilities to the Company or one of its subsidiaries;

(d)has failed to fulfill or maintain all suitability and character requirements for continued employment by the Company as from time to time may be imposed pursuant to the Company's Gaming Compliance Program, Company policies or gaming laws, regulations or orders applicable to the Company or one of its subsidiaries;
(e)in carrying out his or her duties to the Company or one of its subsidiaries, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting in, or which, in the good faith opinion of the Company, could be expected to result in, material economic harm to the Company;
(f)has failed for any reason, within ten (10) days of receipt by the Eligible Executive of written notice thereof from the Company, to correct, cease or alter any action or omission that (i) in the good faith opinion of the Company does or may materially and adversely affect its business or operations, (ii) violates or does not conform with the Company's policies, standards or regulations or (iii) constitutes a material breach of any written agreement between the Company and the Eligible Executive;
(g)has through willful or grossly negligent conduct disclosed any “confidential information” of the Company without authorization except as otherwise permitted by the terms of any confidentiality agreement between the Eligible Executive and the Company, another agreement between the parties or any Company policy in effect at the time of disclosure; or
(h)has failed for any reason, within ten (10) days of receipt by the Eligible Executive of written notice thereof from the Company, to correct, cease or alter any action or omission by which the Eligible Executive has breached his or her duty of loyalty to the Company.
The Company shall have the burden of proving Cause in any dispute or proceeding between the Company and the Eligible Executive.
Section 2.4    “Change in Control” shall mean a change in ownership or control of the Company or a change in the effective control of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), through the occurrence of any of the following events:
(a)A majority of members of the Company's Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board before the date of the appointment or election;
(b)Any Person other than a Permitted Holder shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing in the aggregate more than fifty percent (50%) of either (i) the total fair market value of the then outstanding shares of common stock of the Company or (ii) the Combined Voting Power of all then outstanding Voting Securities of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this clause (b) solely as the result of:
(i)An acquisition of securities by the Company which, by reducing the number of shares of common stock of the Company or other Voting Securities outstanding, increases (A) the proportionate number of shares of common stock of the Company beneficially owned by any Person to more than fifty percent (50%) of the total fair market value of the shares of Company's common stock then outstanding or (B) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to more than fifty percent (50%) of the Combined Voting Power of all then outstanding voting securities; or
(ii)An acquisition of securities directly from the Company, except that this paragraph (ii) shall not apply to: (A) any conversion of a security that was not acquired directly from the

Company; or (B) any acquisition of securities if the members of the Board at the time of the initial approval of such acquisition would not immediately after (or otherwise as a result of) such acquisition constitute a majority of the Board; or
(c)Any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (i) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of (A) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Corporation”) (or of its ultimate parent corporation, if any) and (B) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Corporation (or of its ultimate parent corporation, if any) or (ii) the members of the Board at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the board of directors of the Surviving Corporation (or of its ultimate parent corporation, if any).
Section 2.5    “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of the then outstanding Voting Securities of such corporation.
Section 2.6    “Disability” shall mean a physical or mental incapacity that prevents the Eligible Executive from performing, with reasonable accommodation if necessary, the essential functions of his or her position with the Company for a period of ninety (90) consecutive days as determined: (a) in accordance with any long-term disability plan provided by the Company of which the Eligible Executive is a participant; or (b) by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists, to whom the Eligible Executive hereby agrees to submit to medical examinations. In addition, the Eligible Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his or her choice. Following a determination of a Disability or lack of Disability by the Company's or the Eligible Executive's licensed healthcare professional, the other party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Eligible Executive, and the opinion of such third licensed healthcare professional shall be dispositive.
Section 2.7    “Good Reason,” in the case of any Eligible Executive, shall mean and exist if, without the Eligible Executive's prior written consent, one or more of the following events occurs upon or following a Change in Control:
(a)a material diminution in the Eligible Executive's authority, duties or responsibilities, or a material diminution in the authority, duties or responsibilities of the person to whom the Eligible Executive is required to report;
(b)the Eligible Executive is required to relocate from, or maintain his or her principal office outside of, a twenty-five (25) mile radius of his or her principal office location at the time of the Change in Control;
(c)the Eligible Executive's Base Salary is decreased by the Company;
(d)during the first twelve (12) months following the Change in Control, the failure of the Company to award the Eligible Executive an annual bonus equal to at least seventy-five percent (75%)

of the average amount of the annualized bonus paid to the Eligible Executive for the two (2) full years immediately preceding the Change in Control;
(e)the Eligible Executive is excluded from participation in any employee benefit or incentive plan or program or his or her benefits under such plans or programs are materially reduced in violation of any employment or other agreement to which the Eligible Employee is a party;
(f)the Company fails to pay the Eligible Executive any payments that have become payable under the Company's Deferred Compensation Plan or any similar Company plan in which the Eligible Executive is a participant
(g)the Company fails to reimburse the Eligible Executive for any business expenses properly incurred in accordance with the Company's policies, procedures or practices;
(h)the Company fails to obtain a written agreement from any assignee of the Company to assume the Company's obligations under this Plan and any employment agreement, indemnification agreement or stock option, restricted stock or other agreement to which the Eligible Executive is a party upon an assignment of this Plan or any such agreement in a sale of assets constituting a Change in Control; or
(i)a material breach by the Company of its obligations to the Eligible Executive under this Plan, any employment agreement or indemnification agreement to which the Eligible Executive is a party or any written plan documents or agreements of the Company defining stock option rights, restricted stock rights, incentive compensation or employee benefit plan rights of the Eligible Executive;
provided, however, in each case that the Company fails for any reason, within thirty (30) days of receipt by the Company of written notice thereof from the Eligible Executive (which notice must be given within ninety (90) days following the initial occurrence of any such event), to correct, cease or alter any action or omission causing any such event(s) and the Eligible Executive resigns from employment within ninety (90) days after the expiration of the cure period. If the Company disputes the existence of Good Reason, the Company shall have the burden of proving the absence of Good Reason.
Section 2.8    “Permitted Holder” shall mean the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company.
Section 2.9    “Person” shall mean any individual, entity (including, without limitation, any corporation (including, without limitation, any charitable corporation or private foundation), partnership, limited liability company, trust (including, without limitation, any private, charitable or split-interest trust), joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder); provided, however, that “Person” shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan.
Section 2.10    “Protection Period” shall mean the one-year period commencing with the date of the Change in Control.
Section 2.11    “Target Bonus” shall mean the Eligible Executive's target annual incentive bonus for the year in which the Change in Control or the Termination Date occurs, whichever is greater.
Section 2.12    “Termination Date” shall mean the date on which the Eligible Executive's employment with the Company and its subsidiaries terminates for any reason.
Section 2.13     “Voting Securities” shall mean all securities of a corporation having the right under ordinary circumstances to vote in an election of the board of directors of such corporation.

ARTICLE 3
ELIGIBILITY AND BENEFITS
Section 3.1    Eligible Executives. All Corporate- and property-level employees of the Company or its subsidiaries in the position of Vice President or higher (including any property General Manager, Interim or Acting General Manager, Assistant General Manager or Interim or Acting Assistant General Manager) at the time of a Change in Control are eligible for benefits under this Plan (the “Eligible Executives”), excepting solely those Eligible Executives who have elected, on or prior to October 28, 2011, not to participate in the Plan. All compensation and benefits provided under the Plan shall be in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment following a Change in Control and within the Protection Period provided for in any written employment agreement between the Company or one of its subsidiaries and a participating Eligible Executive. Participation in this Plan shall not affect any other compensation or benefits provided for in any written employment agreement between the Company or one of its subsidiaries and an Eligible Executive and shall not affect an Eligible Executive's right to vested benefits such as accrued salary, accrued vacation or paid time off or vested retirement plan benefits. If an Eligible Executive has elected not to participate in this Plan as provided hereinabove, such Eligible Executive shall not be entitled to any compensation or benefits under this Plan. The names of those Eligible Executives who have elected not to participate in this Plan are set forth on Exhibit A hereto.
Section 3.2    Single Trigger Change in Control Benefits. Upon the occurrence of a Change in Control, except to the extent otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock held by each Eligible Executive shall become vested and non-forfeitable.
Section 3.3    Double Trigger Change in Control Benefits. In the event that an Eligible Executive's employment with the Company or one of its subsidiaries is terminated during the Protection Period by the Eligible Executive for Good Reason or by the Company or one of its subsidiaries for any reason other than Cause or the Eligible Executive's death or Disability, the Eligible Executive shall be entitled to, in lieu of any other severance or termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment following a Change in Control, the following payments and benefits (subject to the terms and conditions hereof):
(a)a lump-sum cash payment, payable, subject to Section 3.5, within ten (10) days following the Eligible Executive's last day of employment, equal to:
(i)if the Eligible Executive is a Corporate executive employed at the time of the Change in Control in a position above the Senior Vice President level, two (2) times the sum of the Eligible Executive's Base Salary and Target Bonus, plus an additional amount equal to the Eligible Executive's Target Bonus for the year in which the Termination Date occurs, prorated based on the number of calendar days in the final year that the Eligible Executive was employed by the Company;
(ii)if the Eligible Executive is a Corporate executive employed at the time of the Change in Control at the Senior Vice President level, one and one-half (1.5) times the sum of the Eligible Executive's Base Salary and Target Bonus, plus an additional amount equal to the Eligible Executive's Target Bonus for the year in which the Termination Date occurs, prorated based on the number of calendar days in the final year that the Eligible Executive was employed by the Company;
(iii)if the Eligible Executive is employed at the time of the Change in Control at the

Corporate Chief level or as a property General Manager (including an Interim or Acting General Manager), one (1) times the sum of the Eligible Executive's Base Salary and Target Bonus, plus an additional amount equal to the Eligible Executive's Target Bonus for the year in which the Termination Date occurs, prorated based on the number of calendar days in the final year that the Eligible Executive was employed by the Company; and
(iv)if the Eligible Executive is employed at the time of the Change in Control at the Corporate or property Vice President level (including as a property Assistant General Manager or an Interim or Acting Assistant General Manager), one (1) times the Eligible Executive's Base Salary.
(b)monthly cash payments for eighteen (18) months, in the case of Eligible Executives employed at the time of the Change in Control at the Corporate level as a Senior Vice President or above, or for twelve (12) months, in the case of all other Eligible Executives, following the Eligible Executive's last day of employment, commencing with the first month following the month in which the Termination Date occurs, equal to the monthly cost throughout the applicable continuation period (including both the employee and Company portions thereof) of continued participation by the Eligible Executive and his or her eligible dependents in the Company's primary and supplemental executive health benefit plans, as such plans were in effect immediately prior to the Change in Control. Such payments may, but need not, be applied by the Eligible Executive to pay for COBRA coverage or to purchase other coverage from another provider during any applicable continuation period.
All payments and benefits provided under this Section 3.3 are conditioned on the Eligible Executive's execution, prior to the payment of any such payments and benefits, of a separation agreement and general and special release of claims in substantially the form attached as Exhibit A to such Eligible Executive's employment agreement with the Company or one of its subsidiaries or, if the Eligible Executive does not have such an employment agreement with the Company or one of its subsidiaries on the Termination Date, in substantially the form attached as Exhibit B hereto.  Such separation agreement and general and special release of claims shall be provided to the Eligible Executive on the Termination Date. The separation agreement and general and special release of claims shall be executed and delivered to the Company by the Eligible Executive within 21 days following the Termination Date. Any payments scheduled to be made under this Section 3.3 prior to the date (the “Release Effective Date”) such separation agreement and general and special release of claims becomes effective and irrevocable in accordance with its terms (which date shall be no later than the date that is 30 days following the Termination Date) shall be withheld and paid in lump sum on the Release Effective Date.
Section 3.4    Tax Effect of Payments.
(a)Subject to Section 3.4(c), if, as a result of payments provided for under or pursuant to this Plan together with all other payments in the nature of compensation provided to or for the benefit of an Eligible Executive under any other agreement, plan or program in connection with a 280G Change in Control (as defined below) (the “Total Payments”), the Eligible Executive becomes subject to the excise tax under Section 4999 of the Code or any successor or comparable provision (the “Excise Tax”), then, in addition to any other benefits provided under or pursuant to this Plan or otherwise, the Company (including any successor to the Company) shall make a lump sum cash payment to the Eligible Executive at the time any such payments are made in an amount equal to the amount of any such taxes imposed or to be imposed on the Eligible Executive (the amount of any such payment, the “Parachute Tax Reimbursement”). In addition, the Company (including any successor to the Company) shall “gross up” such Parachute Tax Reimbursement by paying to the Eligible Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by the Eligible Executive as a result of the Parachute Tax Reimbursement being paid or payable to the Eligible Executive and/or as a result of the additional amounts paid or payable to the Eligible Executive pursuant to this sentence, such that after payment of such additional taxes the Eligible Executive shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement.
(b)All mathematical determinations and all determinations that are required to be made under this Section 3.4 shall be made by an independent tax or accounting professional (meaning a firm that has not performed any services for the Company or its affiliates during the two years prior to the date of determination) retained by the Company to perform the tasks contemplated by this Section 3.4 (the “Tax Professional”), who shall provide its determination (the “Determination”), together with detailed supporting calculations, both to the Company and to the Eligible Executive promptly following the date of any 280G Change in Control and in no event later than the date the first scheduled payment that could be subject to the Excise Tax is made, or such earlier time as is requested by the Company. Any Determination by the Tax Professional shall be binding upon the Company and the Eligible Executive, absent a binding determination by a governmental taxing authority that a greater or lesser amount of taxes is payable by the Eligible Executive. The Company shall pay the fees and costs of the Tax Professional. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Tax Professional hereunder, it is possible that Parachute Tax Reimbursement which will not have been made by the Company should have been made by the Company (“Underpayment”), or that Parachute Tax Reimbursement will have been made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In either such event, the Tax Professional shall determine the amount of the Underpayment or Overpayment that has occurred. Except as otherwise provided in Sections 3.4(c) and (d), in the event that the Eligible Executive is required by the Internal Revenue Service to make a payment of Excise Tax in excess of the amount of Excise Tax initially determined by the Tax Professional to be payable by the Eligible Executive, the Tax Professional shall determine the amount of the Underpayment of the related Parachute Tax Reimbursement initially made to or for the benefit of the Eligible Executive hereunder that has occurred, and any such Underpayment shall be paid by the Company to or for the benefit of the Eligible Executive by no later than the due date by which such additional Excise Tax is required to be paid, or as soon thereafter as administratively feasible, but in any event by no later than December 31 of the year next following the year in which the additional Excise Tax and all other related taxes covered by the Underpayment are remitted to the applicable taxing authorities. In the case of an Overpayment, the Eligible Executive shall, at the direction of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that the Eligible Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities; and provided further, that the Company shall bear and pay directly all costs and expenses incurred by the Eligible Executive in connection with his or her taking of any such steps or otherwise cooperating with the Company to correct such Overpayment.
(c)Notwithstanding the foregoing provisions of this Section 3.4, if the Tax Professional determines that an Eligible Executive would be entitled to a Parachute Tax Reimbursement, but that the Total Payments do not exceed the amount that could be paid to the Eligible Executive without giving rise to any Excise Tax (such amount, the “Safe Harbor Amount”) by the lesser of (i) 10% of the Safe Harbor Amount or (ii) $100,000, then no Parachute Tax Reimbursement shall be paid to the Eligible Executive, and the Total Payments payable under this Plan to such Eligible Executive shall be reduced so that the Total Payments, in the aggregate, are equal to the Safe Harbor Amount.
(d)Any reduction in an Eligible Executive's Payments required to be made pursuant to Paragraph 3.4(c) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas.

Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or equity incentive awards, or other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on the Eligible Executive's continued service with the Company or any of its affiliates, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G of the Code) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
For purposes of this Section 3.4, “280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder, and “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to an Eligible Executive or for his or her benefit in connection with a 280G Change in Control (whether under this Plan or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock or assets of the Company or any of its affiliates constitutes the 280G Change in Control), if the Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
Section 3.5    Section 409A. Notwithstanding anything in this Plan to the contrary, to the extent that the Company reasonably determines in good faith that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Executive who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (x) the date that is six months following the Eligible Executive's separation from service or (y) the date of the Eligible Executive's death. Each of the payments that may be made under Section 3.3 are designated as separate payments for purposes of Section 409A of the Code. For purposes of this Plan, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall mean “separation from service” as defined under Section 409A of the Code.

ARTICLE 4
ADMINISTRATION
Section 4.1    Administrator. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).
Section 4.2    Powers. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan, and the Committee's good faith interpretation and construction hereof, and any actions hereunder, shall, in the absence of manifest error, be binding on all Persons for all purposes. The Committee shall provide for the keeping of reasonably detailed written minutes of its actions. The Committee, in fulfilling its responsibilities, may (by way of illustration and not of limitation) do any or all of the following:
(a)allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;
(b)designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;
(c)establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;
(d)designate other Persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and
(e)employ legal counsel, accountants, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel, accountants, consultants and agents as to matters within the area of their respective expertise.

ARTICLE 5
CLAIM FOR BENEFITS UNDER THIS PLAN
Section 5.1    Claims for Benefits under this Plan. If an individual believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits payable under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty (60) days after the individual's termination of employment. If such claim for benefits is wholly or partially denied, the Committee shall within a reasonable period of time, but no later than thirty (30) days after receipt of the written claim, notify the individual of the denial of the claim. If a claim is wholly or partially denied, the denial notice: (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the individual and (c) shall contain (i) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (ii) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (iii) an explanation of the steps to be taken to appeal the adverse determination; and (iv) a statement of the individual's right to bring a civil action under Section 502(a) of ERISA following an adverse decision after appeal. The Committee shall have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim shall be deemed denied and the claimant shall be permitted to exercise his or her rights to review pursuant to Sections 5.2 and 5.3.
Section 5.2    Right to Request Review of Benefit Denial. Within sixty (60) days of the individual's receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual's claim for benefits. In connection with the individual's appeal of the denial of his or her benefits, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and without charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.
Section 5.3    Disposition of Claim. The Committee shall deliver to the individual a written decision on the claim promptly, but not later than thirty (30) days after the receipt of the individual's written request for review. If the appeal is wholly or partially denied, the denial notice shall: (a) be written in a manner calculated to be understood by the individual; (b) contain references to the specific Plan provision(s) upon which the decision was based; (c) contain a statement that, upon request and without charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (d) contain a statement of the individual's right to bring a civil action under Section 502(a) of ERISA.
Section 5.4    Exhaustion. An individual must exhaust the Plan's claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction.
Section 5.5    Attorneys' Fees. If an individual is required to retain counsel or bring legal action to enforce the individual's rights under this Plan following a Change in Control, the Company (including any successor to the Company) shall advance to the Eligible Executive the legal fees and expenses and other costs incurred by the individual, as they are incurred, upon the individual's delivery to the Company of an unsecured written undertaking to repay such fees, expenses and costs to the Company if it is ultimately determined, in a final and binding arbitration proceeding or by a court of competent jurisdiction in a final and non-appealable judgment, that the individual did not have a reasonable basis for the individual's claim.

ARTICLE 6
MISCELLANEOUS
Section 6.1    Successors.
(a)Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall be obligated under this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.
(b)This Plan and all rights of the Eligible Executive hereunder shall inure to the benefit of, and be enforceable by, the Eligible Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Section 6.2    Creditor Status of Eligible Executives. In the event that any Eligible Executive acquires a right to receive payments or benefits from the Company under the Plan, such right shall be that of an unsecured general creditor of the Company.
Section 6.3    Facility of Payment. If it shall be found that (a) an Eligible Executive entitled to receive any payment or benefits under the Plan is physically or mentally incompetent to receive such payment or benefits and to give a valid release therefor and (b) another individual or an institution is then maintaining or has custody of such Eligible Executive, and no guardian, committee or other representative of the estate of such Eligible Executive has been duly appointed by a court of competent jurisdiction, the payment may be made to such other individual or institution referred to in (b) above, and the release shall be a valid and complete discharge for the payment.
Section 6.4    Notice of Address. Any communication, statement or notice properly addressed and delivered to an Eligible Executive at the then-current mailing address included in his or her Company personnel file, or any other mailing address of which the Eligible Executive notifies the Company in writing following his or her termination of employment, shall be deemed sufficient for all purposes of the Plan, and there shall be no obligation on the part of the Company to search for or to ascertain the location of such Eligible Executive.
Section 6.5    Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

Section 6.6    Choice of Law. THE PLAN SHALL BE CONSTRUED, REGULATED AND ADMINISTERED UNDER THE LAWS OF THE STATE OF NEVADA (EXCLUDING THE CHOICE OF LAW RULES THEREOF), EXCEPT THAT IF ANY SUCH LAWS ARE SUPERSEDED BY ANY APPLICABLE FEDERAL LAW, SUCH FEDERAL LAW SHALL APPLY.
Section 6.7     Construction. Whenever used herein, a masculine pronoun shall be deemed to include the feminine and neuter genders and a singular word shall be deemed to include the plural and vice versa, in all cases where the context requires.
Section 6.8    Termination; Amendment; Waiver.
(a)The Board or the Committee may amend or terminate the Plan at any time and from time to time; provided, however, that (i) termination or amendment of the Plan shall not affect any obligation of the Company under the Plan that has accrued and is unpaid as of the effective date of the termination or amendment and (ii) no provision of the Plan may be modified, waived, amended, discharged or terminated at any time in any manner adverse to an Eligible Executive without the prior written consent of the Eligible Executive, it being understood that from and after the Effective Date, the rights of each current and future Eligible Executive under the Plan shall be deemed to be vested. If the Plan is hereafter amended to provide more generous payments or benefits to Eligible Executives than those in effect on the Effective Date, those Eligible Executives who have previously elected in writing, pursuant to Section 3.1, not to participate in the Plan shall have thirty (30) days from the effective date of such amendment to withdraw their previous election and thereby to elect to participate in the Plan as so amended.
(b)No waiver by the Company or any Eligible Executive of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Section 6.9    Whole Agreement. This Plan contains all the legally binding understandings and agreements between each participating Eligible Executive and the Company pertaining to the subject matter hereof and supersedes any and all negotiations, agreements and understandings, whether oral or in writing, previously entered into between the Company and each participating Eligible Executive.
Section 6.10    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes required to be withheld by law.
Section 6.11    No Assignment. The rights of an Eligible Executive to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 6.11 shall be void; provided, however, that an Eligible Executive shall have the right at any time to designate, on a form provided by the Company, his or her beneficiary(ies) (both primary and contingent) to receive any benefits payable under the Plan following the Eligible Employee's death.
Section 6.12    Adoption and Term. This Plan was adopted by the Committee on and effective as of the Effective Date and was amended and restated on October 28, 2011. The Plan shall continue in effect until terminated as provided in Section 6.8.

EXHIBIT A
Non-Participating Eligible Executives

Thomas M. Steinbauer
Troy A. Stremming
J. Todd Stewart

EXHIBIT B
Form of Separation Agreement and General and Special Release

This Separation Agreement and General and Special Release (“Agreement”) is made by and between [name of eligible executive] (the “Executive”) and Ameristar Casinos, Inc., a Nevada corporation (“Company”), with respect to severance payments and benefits to be provided to the Executive conditioned in part on a complete release by the Executive of any and all employment-related claims against the Company and its affiliated entities, their respective directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.
     In consideration of delivery to the Executive of the severance payments and benefits by the Company conditionally promised by the Company in the Ameristar Casinos, Inc. Change in Control Severance Plan (the “Plan”), and with the sole exception of those obligations expressly recited herein or to be performed hereunder and of the Executive's claims to vested interests the Executive may have in employee benefit plans or programs, stock options or restricted stock as defined exclusively in written documents, the Executive and the Executive's heirs, successors and assigns do hereby and forever release and discharge the Company and its affiliated entities and their past and present directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns from and against any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement relating to the Executive's employment with the Company, including but not limited to any claim for breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation, to the extent permitted by law, alleged violations of Title VII of the Civil Rights Act of 1964 prohibiting discrimination based on race, color, religion, sex or national origin, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) prohibiting discrimination based on age over 40, the Americans With Disabilities Act prohibiting discrimination based on disability, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Nevada Fair Employment Practices Act (NRS 613.010 et seq.), any state statutory wage claim under Chapter 608 of the Nevada Revised Statutes, and any other federal, state or local labor or fair employment law under which a claim might be brought were it not released here, all as amended from time to time; but excluding any claims that the Executive has or may have, in his capacity as an officer, director, employee, agent, representative or manager, against the Company for indemnification, contribution or advancement of expenses pursuant to any contractual arrangements between the Executive and the Company or under the Company's organizational documents or applicable law.
     The Executive assumes the risk of any mistake of fact and of any facts which are unknown, and thereby waives any and all claims that this release does not extend to claims which the Executive does not know or suspect to exist in his or her favor at the time of executing this release, which if known by the Executive must or might have materially affected his or her settlement with the Company. As of the date of the Executive's termination of employment with the Company, the Company is not aware of any employment-related claims that the Company may have against the Executive.
     The Executive and the Company represent, understand and expressly agree that this Agreement sets forth all of the agreements, covenants and understandings of the parties, superseding all other prior and contemporaneous oral and written agreements with respect to the termination or separation of the Executive's employment excepting only the Plan and the Company's Confidentiality and Non-Disclosure Policy and Insider Trading Policy, which the Executive and the Company reaffirm and incorporate herein by this reference and which shall survive indefinitely. The Executive and the Company agree that no other agreements or covenants will be binding upon the parties unless set forth in a writing signed by the parties or their authorized representatives, and that each of the parties is authorized to make the representations and agreements herein set forth by or on behalf of each such party. The Executive and the Company each affirms that no promises have been made to or by either to the other except as set forth in the Plan or this Agreement.
     The Executive acknowledges that he or she has had twenty-one (21) days within which to consider this Agreement if he or she has wished to do so, that he or she has seven (7) days from the date of his or her acceptance of this Agreement within which to revoke his or her acceptance, that he or she has been and hereby is advised by the Company to consult with counsel concerning this Agreement and has had an opportunity to do so, and that no payments will be made to the Executive by the Company hereunder until after such seven (7) days and until the Executive shall have provided thereafter reasonable assurances on request that he or she has not revoked his or her acceptance of this Agreement within such seven (7) days. The Executive affirms that he or she enters into this Agreement freely and voluntarily.
Dated                                         ,                      at                                                             ,                                          .

[Name of Executive]
     Dated                                         ,                      at                                                             ,

AMERISTAR CASINOS, INC.

By

Its